Exhibit 5.1

KUTAK ROCK LLP	atlanta
chicago
suite 3000	Fayetteville
1801 California Street	Irvine
kansas city
denver, colorado 80202-2626	little rock
Los Angeles
303-297-2400	Minneapolis
Facsimile 303-292-7799	oklahoma city
Omaha
www.kutakrock.com	Philadelphia
Richmond
ROGERS
Scottsdale
December 22, 2016	Spokane
Washington, D.C.
Wichita

U.S. Energy Corp.

4643 S. Ulster Street, Suite 970

Denver, CO 80237

Re:        Offering of Common Stock and Warrants

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by U.S. Energy Corp., a Wyoming corporation (the “Company”), pursuant to that certain Securities Purchase Agreement dated December 16, 2016 (the “Securities Purchase Agreement”) by and among the Company, and the purchasers named therein, of an aggregate of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), together with warrants (the “Warrants”) to purchase up to an additional 1,000,000 shares of Common Stock (the “Warrant Shares”).

The Shares have been registered pursuant to a Registration Statement on Form S-3 (File No. 333-204350) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus included therein (the “Prospectus”) as supplemented by the prospectus supplement dated December 20, 2016 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, the Securities Purchase Agreement, the Warrants, the Company’s Restated Articles of Incorporation, as amended, and Restated Bylaws, as amended, each as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).

Kutak Rock LLP

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been duly and validly authorized and, when issued and sold in accordance with the Securities Purchase Agreement, Registration Statement and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, in accordance with the Securities Purchase Agreement, then the Warrants, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kutak Rock LLP

Kutak Rock LLP